Exhibit 99.1

Magna Entertainment Corp. 337 Magna Drive
Aurora, Ontario,
Canada L4G 7K1
Tel (905) 726-2462
Fax (905) 726-2585

PRESS RELEASE

MAGNA ENTERTAINMENT CORP.

ANNOUNCES RESULTS FOR THE FOURTH QUARTER AND

YEAR ENDED DECEMBER 31, 2006

March 5, 2007, Aurora, Ontario, Canada......Magna Entertainment Corp. (“MEC”) (NASDAQ: MECA; TSX: MEC.A) today reported its financial results for the fourth quarter and year ended December 31, 2006.

	Years Ended December 31,		Three Months Ended December 31,
	2006	2005	2006	2005

Revenues(i)	$702,139	$604,428	$132,869	$122,815

Earnings (loss) before interest, taxes, depreciation and amortization (“EBITDA”)(i)(iii)(iv)	$12,297	$(34,137)	$7,045	$(18,972)

Net income (loss)(iii)(iv)
Continuing operations	$(85,183)	$(101,964)	$(12,491)	$(36,472)
Discontinued operations(ii)	$(2,168)	$(3,329)	$8	$(3,261)
Total net loss	$(87,351)	$(105,293)	$(12,483)	$(39,733)

Diluted loss per share(iii)(iv)
Continuing operations	$(0.79)	$(0.95)	$(0.12)	$(0.34)
Discontinued operations(ii)	$(0.02)	$(0.03)	$—	$(0.03)
Total diluted loss per share	$(0.81)	$(0.98)	$(0.12)	$(0.37)

(i)                Revenues and EBITDA for all periods presented are from continuing operations only.

(ii)             Discontinued operations for 2006 includes the Fontana Golf Club, the sale of which was completed on November 1, 2006, the Magna Golf Club, the sale of which was completed on August 25, 2006 and the operations of a restaurant and related real estate in the United States, the sale of which was completed on May 26, 2006. Results for 2005 have been reclassified to reflect only continuing operations, with the Fontana Golf Club, the Magna Golf Club, the operations of the restaurant and related real estate in the United States as noted above, as well as Flamboro Downs, the sale of which was completed on October 19, 2005 and Maryland-Virginia Racing Circuit, Inc., the sale of which was completed on September 30, 2005, being reported as discontinued operations.

(iii)          EBITDA, net loss and diluted loss per share for the three months and year ended December 31, 2006 include a gain on sale of intangible assets related to The Meadows of $126.4 million.

(iv)         EBITDA, net loss and diluted loss per share for the three months and year ended December 31, 2006 include a non-cash impairment charge of $76.2 million related to Magna Racino™’s long-lived assets, a non-cash impairment loss of $11.2 million related to The Meadows’ long-lived assets and a non-cash impairment loss of $1.3 million related to a 34 acre parcel of residential development land in Canada, in respect of which all of our interests and rights were disposed of subsequent to December 31, 2006.

All amounts are reported in U.S. dollars in thousands, except per share figures.

In announcing these results, Blake Tohana, Executive Vice-President and Chief Financial Officer remarked, “MEC made significant progress during the fourth quarter of 2006 in selling assets and paying down debt.  We closed The Meadows transaction in November 2006, which generated a gain on sale of intangible assets of $126.4 million and contributed to debt repayments of $116.7 million and a net reduction in bank indebtedness of $33.4 million during the quarter.  In February 2007, we disposed of two non-core real estate properties for proceeds of $30.1 million, which were used to pay down debt.  We are continuing to pursue other funding sources to further strengthen our balance sheet, which may include additional non-core asset sales, partnerships and raising equity.  We also remain focused on improving operations.  Although we are disappointed with the fourth quarter results at Gulfstream Park, we have already taken steps to reduce costs and improve profitability from both the slots and racing operations.  We look forward to the installation of an additional 700 slot machines at Gulfstream Park later this month, which we expect will also contribute to improved results.”

Our racetracks operate for prescribed periods each year.  As a result, our racing revenues and operating results for any quarter will not be indicative of our racing revenues and operating results for the year.

Our financial results for the three months and year ended December 31, 2006 reflect the full quarter’s operations for all of MEC’s racetracks and pari-mutuel wagering and gaming operations.  Discontinued operations for 2006 includes the Fontana Golf Club, the sale of which was completed on November 1, 2006, the Magna Golf Club, the sale of which was completed on August 25, 2006 and the operations of a restaurant and related real estate in the United States, the sale of which was completed on May 26, 2006.  Discontinued operations for 2005 includes the Fontana Golf Club, the Magna Golf Club and the operations of the restaurant and related real estate in the United States as noted above, as well as Flamboro Downs, the sale of which was completed on October 19, 2005 and Maryland-Virginia Racing Circuit, Inc., the sale of which was completed on September 30, 2005.

Revenues from continuing operations for the three months ended December 31, 2006 increased $10.1 million or 8.2% to $132.9 million, compared to $122.8 million for the three months ended December 31, 2005.  The increased revenues were primarily due to:

•                  Florida operations above the prior year period by $10.3 million primarily due to gaming revenues at the Gulfstream Park casino facility, which opened on November 15, 2006;

•                  Southern U.S. operations above the prior year period by $7.4 million primarily due to an increase in gaming revenues at the Remington Park casino facility, which opened on November 21, 2005;

•                  Technology operations above the prior year period by $7.5 million primarily due to the acquisition of the remaining 70% equity interest in AmTote in July 2006, the operations of which are now being consolidated whereas previously our 30% equity interest was accounted for on an equity basis; partially offset by

•                  California operations below the prior year period by $15.1 million primarily due to a change in the racing calendar at Golden Gate Fields, whereby there were 46 live race days in the three months ended December 31, 2005 compared to 12 live race days in the three months ended December 31, 2006.

Revenues from continuing operations were $702.1 million in 2006, compared to $604.4 million in 2005, an increase of $97.7 million or 16.2%. The increased revenues in the year ended December 31, 2006 compared to the prior year period are primarily due to the same factors noted above for the three months ended December 31, 2006, but also includes increased attendance, handle and wagering revenues at Santa Anita Park as a result of better weather and more effective marketing efforts, increased live race days at Golden Gate Fields whereby live race days increased from 96 days in 2005 to 106 days in 2006,  increased racing revenues at Gulfstream Park due to the opening of the new clubhouse facility and increased wagering revenues at Laurel Park as a result of additional live race days and increased average field size.

EBITDA from continuing operations for the three months ended December 31, 2006 improved $26.0 million to $7.0 million compared to an EBITDA loss of $19.0 million in the three months ended December 31, 2005.  EBITDA was positively impacted by a $126.4 million gain on sale of intangible assets related to The Meadows and negatively impacted by the non-cash write-down of long-lived assets of $88.6 million.  In our core racing and gaming operations, EBITDA was also impacted by:

•                  California operations below the prior year period by $6.7 million primarily due to a change in the racing calendar at Golden Gate Fields, which resulted in 34 less live race days in the three months ended December 31, 2006 compared to the same period last year; and

•                  Florida operations below the prior year period by $2.7 million as increased gaming revenues at Gulfstream Park were more than offset by higher operating costs; and

•                  Predevelopment, pre-opening and other costs above the prior year period by $4.2 million due to a write-off of costs incurred in connection with our Michigan racing license and costs incurred in pursuit of the legalization of alternative gaming in Ohio, which was defeated by the voters in the November 2006 general election.

EBITDA from continuing operations is $12.3 million for 2006, compared to a loss of $34.1 million in 2005, an improvement of $46.4 million.  EBITDA was positively impacted by a $126.4 million gain on sale of intangible assets related to The Meadows and negatively impacted by the non-cash write-down of long-lived assets of $88.6 million.  EBITDA from our core racing and gaming operations for the year ended December 31, 2006 was impacted primarily by the same factors influencing revenues and EBITDA as noted previously.

During the fourth quarter of 2006, cash used for operations was $21.4 million, which has increased from cash used for operations of $13.9 million in the fourth quarter of 2005 primarily due to a decrease in net loss adjusted for items not involving current cash flows.  Cash provided from investing activities during the three months ended December 31, 2006 was $156.1 million, which included $171.8 million of proceeds received on The Meadows transaction and proceeds on the disposition of real estate properties, fixed and other assets of $5.2 million, partially offset by real estate property and fixed asset additions of $20.8 million.  Cash used for financing activities during the three months ended December 31, 2006 of $127.0 million includes $90.7 million of net repayments of advances and long-term debt with our parent, $33.4 million of net repayments of bank indebtedness and $2.9 million of net repayments of long-term debt.

Cash used for operations in 2006 was $61.6 million, increasing from a use of cash in operations in 2005 of $57.6 million primarily due to a decrease in changes in non-cash working capital balances at December 31, 2006 compared to December 31, 2005.  Cash provided from investing activities in 2006 of $87.5 million included $171.8 million of proceeds received on The Meadows transaction and $14.5 million of proceeds on the disposal of real estate properties, fixed and other assets, partially offset by $89.4 million of real estate property and fixed asset additions and $9.3 million on the acquisition of AmTote.  Cash used for financing activities during the year ended December 31, 2006 of $51.3 million includes $27.3 million of net repayments of advances and long-term debt with our parent, $20.8 million of net repayments of bank indebtedness and $3.2 million of net repayments of long-term debt.

We will hold a conference call to discuss our fourth quarter and year end results on March 5, 2007 at 11:00 a.m. EST.  The number to use for this call is 1-877-812-1330.  Please call 10 minutes prior to the start of the conference call.  The dial-in number for overseas callers is 706-679-7563.  The conference call will be chaired by Michael Neuman, Chief Executive Officer of MEC.  We will also be webcasting the conference call at www.magnaentertainment.com.  If you have any teleconferencing questions, please call Karen Richardson at 905-726-7465.

MEC, North America’s largest owner and operator of horse racetracks, based on revenue, acquires, develops, owns and operates horse racetracks and related pari-mutuel wagering operations, including off-track betting facilities.  MEC also develops, owns and operates casinos in conjunction with its racetracks where permitted by law.  MEC owns and operates AmTote International, Inc., a provider of totalisator services to the pari-mutuel industry, XpressBet®, a national Internet and telephone account wagering system, and HorseRacing TV™, a 24-hour horse racing television network, as well as MagnaBet™ internationally.

This press release contains “forward-looking statements” within the meaning of applicable securities legislation, including Section 27A of the United States Securities Act of 1933, as amended (the “Securities Act”), and  Section 21E of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”) and forward-looking information as defined in the Securities Act (Ontario) (collectively referred to as forward-looking statements).  These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Securities Act (Ontario) and include, among others, statements regarding: strategies and plans; expectations as to our potential ability to strengthen our balance sheet; expectations as to financing and liquidity requirements and arrangements; expectations as to operational improvements; expectations as to cost savings, revenue growth and earnings; the time by which certain redevelopment projects, transactions or other objectives will be achieved; estimates of costs relating to environmental remediation and restoration; proposed new racetracks or other developments, products and services; expectations as to the timing and receipt of government approvals and regulatory changes in gaming and other racing laws and regulations; expectations that claims, lawsuits, environmental costs, commitments, contingent liabilities, labor negotiations or agreements, or other matters will not have a material adverse effect on our consolidated financial position, operating results, prospects or liquidity; projections, predictions, expectations, estimates, beliefs or forecasts as to our financial and operating results and future economic performance; and other matters that are not historical facts.

Forward-looking statements should not be read as guarantees of future performance or results, and will not necessarily be accurate indications of whether or the times at or by which such performance or results will be achieved. Undue reliance should not be placed on such statements. Forward-looking statements are based on information available at the time and/or management’s good faith assumptions and analyses made in light of our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate in the circumstances and are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond the Company’s control, that could cause actual events or results to differ materially from such forward-looking statements. Factors that could cause actual results to differ materially from our forward-looking statements include, but may not be limited to, material adverse changes: in general economic conditions, the popularity of racing and other gaming activities as recreational activities, the regulatory environment affecting the horse racing and gaming industries, and our ability to develop, execute or finance our strategies and plans within expected timelines or budgets. In drawing conclusions set out in our forward-looking statements above, we have assumed, among other things, that there will not be any material adverse changes: in general economic conditions, the popularity of horse racing and other gaming activities, the regulatory environment, and our ability to develop, execute or finance our strategies and plans as anticipated.

Forward-looking statements speak only as of the date the statements were made. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking statements. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect thereto or with respect to other forward-looking statements. For more information contact:

Blake Tohana

Executive Vice-President

and Chief Financial Officer

Magna Entertainment Corp.

337 Magna Drive

Aurora, ON L4G 7K1

Tel: 905-726-7493

MAGNA ENTERTAINMENT CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

[Unaudited]

[U.S. dollars in thousands, except per share figures]

	Three months ended		Years ended
	December 31,		December 31,
	2006	2005	2006	2005
		(restated-note 6)		(restated-note 6)
Revenues
Racing and gaming
Pari-mutuel wagering	$75,499	$89,833	$501,300	$488,480
Gaming	21,770	6,132	64,824	6,132
Non-wagering	34,396	26,765	131,069	105,173
	131,665	122,730	697,193	599,785
Real estate and other
Other	1,204	85	4,946	4,643
	132,869	122,815	702,139	604,428
Costs, expenses and other income
Racing and gaming
Pari-mutuel purses, awards and other	46,335	57,197	312,009	303,638
Gaming taxes, purses and other	12,041	2,630	32,939	2,630
Operating costs	75,041	61,452	290,426	253,535
General and administrative	21,284	16,410	73,533	63,135
	154,701	137,689	708,907	622,938
Real estate and other
Operating costs	1,682	1,594	3,839	4,831
General and administrative	179	26	191	36
	1,861	1,620	4,030	4,867
Predevelopment, pre-opening and other costs	6,741	2,588	14,159	11,882
Depreciation and amortization	12,651	9,251	43,902	36,240
Interest expense, net	15,561	10,337	60,702	32,826
Write-down of long-lived assets	88,627	—	88,627	—
Equity loss (income)	268	(110)	493	(1,122)
Gain on sale of intangible assets related to The Meadows	(126,374)	—	(126,374)	—
	154,036	161,375	794,446	707,631
Loss from continuing operations before income taxes	(21,167)	(38,560)	(92,307)	(103,203)
Income tax benefit	(8,676)	(2,088)	(7,124)	(1,239)
Net loss from continuing operations	(12,491)	(36,472)	(85,183)	(101,964)
Net income (loss) from discontinued operations	8	(3,261)	(2,168)	(3,329)
Net loss	(12,483)	(39,733)	(87,351)	(105,293)
Other comprehensive income (loss)
Foreign currency translation adjustment	(3,468)	(2,752)	3,104	(14,971)
Change in fair value of interest rate swap	(55)	9	(88)	415
Comprehensive loss	$(16,006)	$(42,476)	$(84,335)	$(119,849)

Loss per share for Class A Subordinate
Voting Stock or Class B Stock:
Basic and Diluted
Continuing operations	$(0.12)	$(0.34)	$(0.79)	$(0.95)
Discontinued operations	—	(0.03)	(0.02)	(0.03)
Loss per share	$(0.12)	$(0.37)	$(0.81)	$(0.98)

Average number of shares of Class A Subordinate Voting Stock or Class B Stock outstanding during the period [in thousands]: Basic and Diluted	107,510	107,360	107,461	107,356

MAGNA ENTERTAINMENT CORP.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

[Unaudited]

[U.S. dollars in thousands]

	Three months ended		Years ended
	December 31,		December 31,
	2006	2005	2006	2005
		(restated-note 6)		(restated-note 6)
Cash provided from (used for):

Operating activities of continuing operations
Net loss from continuing operations	$(12,491)	$(36,472)	$(85,183)	$(101,964)
Items not involving current cash flows	(28,994)	6,052	18,873	33,007
	(41,485)	(30,420)	(66,310)	(68,957)
Changes in non-cash working capital balances	20,099	16,501	4,668	11,359
	(21,386)	(13,919)	(61,642)	(57,598)

Investing activities of continuing operations
Acquisition of business, net of cash acquired	—	—	(9,347)	—
Proceeds on The Meadows transaction	171,777	—	171,777	—
Real estate property and fixed asset additions	(20,848)	(66,516)	(89,448)	(149,170)
Other asset disposals (additions)	2,237	(1,027)	2,539	(1,333)
Proceeds on disposal of real estate properties and fixed assets	2,950	—	6,428	4,403
Proceeds on real estate sold to a related party	—	—	5,578	1,400
	156,116	(67,543)	87,527	(144,700)

Financing activities of continuing operations
Net increase (decrease) in bank indebtedness	(33,414)	1,960	(20,785)	2,760
Proceeds from advances and long-term debt with parent	22,664	80,419	89,513	156,519
Issuance of long-term debt	448	209	12,582	209
Repayment of advances and long-term debt with parent	(113,400)	—	(116,800)	—
Repayment of long-term debt	(3,318)	(4,365)	(15,816)	(15,600)
	(127,020)	78,223	(51,306)	143,888

Effect of exchange rate changes on cash and cash equivalents	402	(478)	(104)	1,141
Net cash flows provided from (used for) continuing operations	8,112	(3,717)	(25,525)	(57,269)

Cash provided from (used for) discontinued operations
Cash flows provided from (used for) operating activities of discontinued operations	2,671	(6,145)	1,372	(8,502)
Cash flows provided from investing activities of discontinued operations	16,554	28,840	63,989	35,149
Cash flows provided from (used for) financing activities of discontinued operations	—	(4,673)	(32,427)	20,863
Net cash flows provided from discontinued operations	19,225	18,022	32,934	47,510

Net increase (decrease) in cash and cash equivalents during the period	27,337	14,305	7,409	(9,759)
Cash and cash equivalents, beginning of period	30,954	36,577	50,882	60,641
Cash and cash equivalents, end of period	$58,291	$50,882	$58,291	$50,882

MAGNA ENTERTAINMENT CORP.

CONSOLIDATED BALANCE SHEETS

[REFER TO NOTE 1 — GOING CONCERN]

[Unaudited]

[U.S. dollars and share amounts in thousands]

	December 31,
	2006	2005
		(restated — notes 5 and 6)
ASSETS
Current assets:
Cash and cash equivalents	$58,291	$50,882
Restricted cash	34,194	24,776
Accounts receivable	35,949	36,473
Due from parent	6,648	13,668
Income taxes receivable	580	396
Inventories	6,384	2,618
Prepaid expenses and other	8,884	4,030
Assets held for sale	—	61,185
Discontinued operations	—	2,723
	150,930	196,751
Real estate properties, net	845,894	903,413
Fixed assets, net	93,141	59,239
Racing licenses	109,868	109,868
Other assets, net	4,664	14,002
Future tax assets	42,388	45,012
Discontinued operations	—	86,359
	$1,246,885	$1,414,644

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Bank indebtedness	$6,515	$30,260
Accounts payable	76,105	62,935
Accrued salaries and wages	8,792	7,798
Customer deposits	2,531	2,549
Other accrued liabilities	56,228	66,081
Long-term debt due within one year	85,754	32,382
Due to parent	3,108	72,060
Deferred revenue	6,098	6,789
Liabilities related to assets held for sale	—	27,436
Discontinued operations	—	15,609
	245,131	323,899
Long-term debt	93,859	138,271
Long-term debt due to parent	177,250	113,500
Convertible subordinated notes	221,437	220,347
Other long-term liabilities	17,484	1,702
Future tax liabilities	91,106	101,602
Discontinued operations	—	55,729
	846,267	955,050

Shareholders’ equity:
Class A Subordinate Voting Stock (Issued: 2006 — 49,055; 2005 — 48,895)	319,087	318,105
Class B Stock
(Convertible into Class A Subordinate Voting Stock)
(Issued: 2006 and 2005 - 58,466)	394,094	394,094
Contributed surplus	41,718	17,943
Other paid-in-capital	1,410	—
Deficit	(396,298)	(308,947)
Accumulated comprehensive income	40,607	38,399
	400,618	459,594
	$1,246,885	$1,414,644

MAGNA ENTERTAINMENT CORP.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

[Unaudited]

[all amounts in U.S. dollars unless otherwise noted and all tabular amounts in thousands, except per share figures]

1.              Going Concern

These consolidated financial statements of Magna Entertainment Corp. (the “Company”) have been prepared on a going concern basis, which contemplates the realization of assets and the discharge of liabilities in the normal course of business for the foreseeable future.  The Company has incurred net losses of $87.4 million and $105.3 million for the years ended December 31, 2006 and 2005, respectively, and has an accumulated deficit of $396.3 million and a working capital deficiency of $94.2 million at December 31, 2006.  Accordingly, the Company’s ability to continue as a going concern is in substantial doubt and is dependent on the Company generating cash flows that are adequate to sustain the operations of the business, renew or extend current financing arrangements and maintain its obligations with respect to secured and unsecured creditors, none of which is assured.  During the year ended December 31, 2006, the Company completed asset sale transactions for proceeds totaling $269.4 million.  On February 7, 2007 (refer to Note 15), MI Developments Inc. (“MID”) acquired all of the Company’s interests and rights in two real estate properties, a 34 acre parcel of residential development land in Aurora, Ontario, Canada and a 64 acre parcel of excess land at Laurel Park in Howard County, Maryland, in return for cash consideration of Cdn. $12.0 million (U.S. $10.1 million) and U.S. $20.0 million, respectively.  The Company is continuing to pursue other funding sources, which may include further asset sales, partnerships and raising capital through equity offerings, however, the successful realization of these efforts is not determinable at this time.  These consolidated financial statements do not give effect to any adjustments which would be necessary should the Company be unable to continue as a going concern and, therefore, be required to realize its assets and discharge its liabilities in other than the normal course of business and at amounts different from those reflected in the consolidated financial statements.

2.              Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles (“U.S. GAAP”) for interim financial information and with instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from estimates. In the opinion of management, all adjustments, which consist of normal and recurring adjustments, necessary for fair presentation have been included.  For further information, refer to the consolidated financial statements and footnotes thereto included in the Company’s annual report on Form 10-K for the year ended December 31, 2005.

Seasonality

The Company’s racing business is seasonal in nature. The Company’s racing revenues and operating results for any quarter will not be indicative of the racing revenues and operating results for the year.  The Company’s racing operations have historically operated at a loss in the second half of the year, with the third quarter generating the largest operating loss.  This seasonality has resulted in large quarterly fluctuations in revenue and operating results.

Comparative Amounts

Certain of the comparative amounts have been reclassified to conform to the current year’s method of presentation and to reflect discontinued operations and changes in assets held for sale.

Impact of Recently Issued Accounting Standards

Under Staff Accounting Bulletin 74, the Company is required to disclose certain information related to new accounting standards, which have not yet been adopted due to delayed effective dates.

In June 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”).  FIN 48 clarifies the accounting for uncertainty in income taxes recognized in the Company’s consolidated financial statements in accordance with FASB Statement No. 109, “Accounting for Income Taxes”, and prescribes a minimum recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax provision taken or expected to be taken in a tax return.  The provisions of FIN 48 are effective for fiscal years beginning after December 15, 2006.  The Company is currently reviewing FIN 48, but has not yet determined the impact on the Company’s consolidated financial statements.

In September 2006, the FASB issued Statement of Financial Accounting Standard (“SFAS”) No. 157, “Fair Value Measurements” (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles, and expands disclosures about fair value measurements.  The provisions of SFAS 157 are effective for the fiscal years beginning after November 15, 2007.  The Company is currently reviewing SFAS 157, but has not yet determined the impact on the Company’s consolidated financial statements.

3.              Accounting Changes

[a]          Employee Defined Benefit and Postretirement Plans

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans” (“SFAS 158”). SFAS 158 requires employers to recognize the funded status (the difference between the fair value of plan assets and the projected benefit obligations) of a defined benefit postretirement plan as an asset or liability on the consolidated balance sheet with a corresponding adjustment to accumulated comprehensive income (loss), net of tax, measure the fair value of plan assets and benefit obligations as of the balance sheet date and provide additional disclosures about certain effects on net periodic benefit cost for the next fiscal year that arise from delayed recognition of the gains or losses, prior service costs or credits, and transition assets or obligations.

On December 31, 2006, the Company adopted the recognition and disclosure provisions of SFAS 158.  The adjustment to accumulated comprehensive income (loss) upon adoption represents the net unrecognized actuarial gain or loss determined in accordance with SFAS No. 87, “Employers’ Accounting for Pension” (“SFAS 87”), which was previously netted against the plan’s funded status pursuant to the provisions of SFAS 87.  These amounts will be subsequently recognized as net periodic pension cost pursuant to the Company’s historical accounting policy for amortizing such amounts.  Actuarial gains and losses that arise in subsequent periods and are not recognized as net periodic pension cost in the same periods will be recognized as a component of other comprehensive income (loss).  Those amounts will be subsequently recognized as a component of net periodic pension cost on the same basis as the amounts recognized in accumulated comprehensive income (loss) upon adoption of SFAS 158.

The effect of adopting SFAS 158 on the Company’s consolidated balance sheets at December 31, 2006 is presented in the following table.  The adoption of SFAS 158 had no effect on the Company’s consolidated balance sheet at December 31, 2005 and on the consolidated statements of operations for the three months and years ended December 31, 2006 and 2005.

	December 31, 2006
	Prior to	Effect of	As
	Adoption	Adoption	Reported
Accrued pension and postretirement liability	$1,827	$1,347	$3,174
Future tax liability (asset), net	$49,257	$(539)	$48,718
Accumulated comprehensive income (loss)	$41,415	$(808)	$40,607

Included in accumulated comprehensive income at December 31, 2006 is an unrecognized actuarial gain of $0.8 million, net of tax, that has not yet been recognized in net periodic pension cost.  The actuarial gain included in accumulated comprehensive income and expected to be recognized in net periodic pension cost during the year ended December 31, 2007 is $0.1 million, net of tax.

SFAS 158’s provisions regarding the change in the measurement date of postretirement benefit plans are not applicable as the Company currently uses a measurement date of December 31 for its pension and postretirement plans.

[b]          Stock-Based Compensation

Prior to January 1, 2006, the Company accounted for stock-based compensation under the recognition and measurement provisions of APB Opinion No. 25, “Accounting for Stock Issued to Employees”, and related Interpretations, as permitted by SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”).  No stock-based compensation expense was recognized in the consolidated statements of operations and comprehensive loss related to stock options for the three months and year ended December 31, 2005 as all options granted had an exercise price no less than the fair market value of the Company’s Class A Subordinate Voting Stock at the date of grant.

Effective January 1, 2006, the Company adopted the fair value recognition provisions of SFAS No. 123(R), “Share-Based Payment” (“SFAS 123(R)”), using the modified-prospective method. Under the modified-prospective method, compensation expense recognized in the three months and year ended December 31, 2006 includes: (a) compensation expense for all share-based payments granted prior to, but not yet vested as of January 1, 2006, based on the grant-date fair value estimated in accordance with the original provisions of SFAS 123, and (b) compensation expense for all share-based payments granted subsequent to January 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of SFAS 123(R).  Results for the three months and year ended December 31, 2005 have not been restated.

The Company’s loss from continuing operations before income taxes, net loss from continuing operations and net loss for the three months ended December 31, 2006 increased $0.2 million as a result of adopting SFAS 123(R) on January 1, 2006 and basic and diluted loss per share for the three months ended December 31, 2006 remained unchanged.

The Company’s loss from continuing operations before income taxes, net loss from continuing operations and net loss for the year ended December 31, 2006 increased $1.4 million and basic and diluted loss per share increased $0.01 per share as a result of adopting SFAS 123(R) on January 1, 2006.

As a result of the adoption of SFAS 123(R), for the three months and year ended December 31, 2006, the Company recognized $0.2 million and $1.4 million, respectively, of stock-based compensation expense related to stock options which has been recorded on the consolidated balance sheets as other paid-in-capital.  The adoption of SFAS 123(R) for the three months and year ended December 31, 2006 had no impact on cash flows.  The Company has estimated a nominal annual effective tax rate for the year ended December 31, 2006 and accordingly has applied this effective tax rate to the stock-based compensation expense recognized for the three months and year ended December 31, 2006 resulting in a nominal income tax impact related to stock-based compensation expense.

The pro-forma impact on net loss and loss per share if the Company had applied the fair value recognition provisions of SFAS 123 to stock-based compensation for the three months and year ended December 31, 2005 is as follows:

	Three months ended	Year ended
	December 31,	December 31,
	2005	2005
Net loss, as reported	$(39,733)	$(105,293)
Pro-forma stock compensation expense determined under the fair value method, net of tax	(266)	(877)
Pro-forma net loss	$(39,999)	$(106,170)

Loss per share
Basic — as reported	$(0.37)	$(0.98)
Basic — pro-forma	$(0.37)	$(0.99)

Diluted — as reported	$(0.37)	$(0.98)
Diluted — pro-forma	$(0.37)	$(0.99)

4.              Acquisition

On August 22, 2003, MEC Maryland Investments Inc. (“MEC Maryland”), a wholly-owned subsidiary of the Company, acquired a 30% equity interest in AmTote International, Inc. (“AmTote”) for a total cash purchase price, including transaction costs, of $4.3 million.  MEC Maryland had a purchase option (the “First Option”) to acquire an additional 30% equity interest in AmTote, exercisable at any time during the three-year period commencing after the date of acquisition.  If MEC Maryland exercised the First Option, it had a second purchase option (the “Second Option”) to acquire the remaining 40% equity interest in AmTote, exercisable at any time during the three-year period commencing after the date that the First Option was exercised.  In addition, if the Company exercised the First Option, the holders of the AmTote shares had a put option, exercisable within 120 days of the exercise date of the First Option whereby MEC Maryland could have been required to purchase the remaining 40% equity interest on 60 days notice.

On July 26, 2006, MEC Maryland acquired the remaining 70% equity interest of AmTote for a total cash purchase price of $9.3 million, including transaction costs of $0.1 million, net of cash acquired of $5.5 million.  AmTote is a leading provider of totalisator services to the North American pari-mutuel industry with service contracts with over 70 North American racetracks and other wagering entities.  The results of AmTote have been consolidated from July 26, 2006 and are included in the racing and gaming — Technology operations segment.  Prior to July 26, 2006, the results of AmTote were accounted for on an equity basis.

The purchase price has been allocated to the assets and liabilities acquired as follows:

Non-cash working capital	$1,203
Fixed assets	12,008
Other assets	127
Goodwill	683
Long-term debt	(1,470)
Other long-term liabilities	(980)
Future tax liabilities	(2,224)
Net assets acquired and total purchase price, net of cash acquired	$9,347

The purchase price allocation for this acquisition and the impact of any preexisting relationship per EITF 04-1, “Accounting for Preexisting Relationships between the Parties to a Business Combination”, is preliminary and may be adjusted further as a result of obtaining additional information regarding preliminary estimates of fair values made at the date of purchase.

5.              Assets Held for Sale

[a]          On November 3, 2005, the Company announced that one of its subsidiaries that owns approximately 157 acres of excess real estate in Palm Beach County, Florida had entered into an agreement to sell the real property to Toll Bros., Inc. (the “purchaser”), a Pennsylvania real estate development company for $51.0 million in cash.  The proposed sale was subject to the completion of due diligence by the purchaser by April 3, 2006 and a closing by April 28, 2006.  Accordingly, the excess real estate was classified as “assets held for sale” at December 31, 2005.  On April 3, 2006, the Company announced the termination of the sale agreement and, as such, the purchaser did not proceed with the proposed sale as stipulated in the agreement.  With the termination of the sale agreement, the Company determined that the plan of sale criteria under SFAS No. 144, “Accounting for Impairment or Disposal of Long-Lived Assets”, are no longer met and accordingly, the property has been reclassified to reflect the carrying amount of the property in “real estate properties, net” rather than in “assets held for sale” on the consolidated balance sheets.

[b]         On November 9, 2005, the Company announced that it had entered into a share purchase agreement (the “Initial SPA”) with PA Meadows, LLC, a company jointly owned by William Paulos and William Wortman, controlling shareholders of Millennium Gaming, Inc. and a fund managed by Oaktree Capital Management, LLC (“Oaktree” and together, with PA Meadows, LLC, “Millennium-Oaktree”), providing for the acquisition by Millennium-Oaktree of all of the outstanding shares of Washington Trotting Association, Inc., Mountain Laurel Racing, Inc. and MEC Pennsylvania Racing, Inc. (collectively “The Meadows”), each wholly-owned subsidiaries of the Company, through which the Company owned and operated The Meadows, a standardbred racetrack in Pennsylvania.  On July 26, 2006, the Company announced that it had entered into an amended share purchase agreement, which modified the Initial SPA with respect to the sale of The Meadows.  As a result of regulatory requirements relating to the approval of the issuance of a gaming license by the Pennsylvania Gaming Control Board, as well as significant changes in the economic and regulatory environment in Pennsylvania since the date of the Initial SPA, including regulations adopted by the Pennsylvania Department of Revenue in respect of the amount of local share assessment taxes payable to North Strabane Township and Washington County, the parties agreed to revise the terms of the Initial SPA.  The $225.0 million purchase price in the Initial SPA, which included a $39.0 million holdback note, was reduced to $200.0 million, with a $25.0 million holdback note, payable to the Company over a five-year period, subject to offset for certain indemnification obligations.  Concurrently with entering into the amended share purchase agreement, the parties entered into a racing services agreement whereby the Company will pay $50 thousand per annum and will continue to operate for its own account, the racing operations at The Meadows, for at least five years.  On November 14, 2006, the Company completed The Meadows transaction and received cash consideration of $171.8 million, net of transaction costs of $3.2 million, and the holdback note in the amount of $25.0 million.  Also, on November 14, 2006, the holdback note agreement was amended such that the Company agreed to release the security requirement for the holdback amount, defer subordinate payments under the holdback, defer receipt of holdback payments until the opening of the permanent casino at The Meadows and defer receipt of holdback payments to the extent of available cash flows as defined in the holdback agreement, in exchange for Millennium-Oaktree providing an additional $25.0 million of equity support for PA Meadows, LLC.  This transaction established fair values of the assets of The Meadows and accordingly, the Company performed impairment testing of these assets as of the date immediately prior to completion of the transaction.  Based on this analysis, the Company recognized a non-cash impairment loss of $11.2 million related to the long-lived assets and a gain of $126.4 million related to the disposition of the intangible assets, representing the racing/gaming licenses.  Based on the terms of the racing services agreement and the holdback note agreement, the sale of The Meadows’ real estate properties and fixed assets were not accounted for as a sale and leaseback, but rather using the financing method of accounting under U.S. GAAP as the Company was deemed to have a continuing interest in the transaction.  Accordingly, for accounting purposes, $12.8 million of the proceeds were deferred and recorded as “other long-term liabilities” on the consolidated balance sheet at December 31, 2006.  The deferred proceeds will be recognized in the consolidated statements of operations and comprehensive loss over the five-year term of the racing services agreement and/or at the point when the sale leaseback subsequently qualifies for sales recognition.  As a result of the real estate properties and fixed assets being accounted for using the financing method of accounting, $17.7 million of these assets that were previously classified as “assets held for sale” (refer to Note 5[c]) have been reclassified  to “real estate properties, net” and “fixed asset, net” at December 31, 2006.  Given the indemnification obligations and other terms contained in the holdback agreement, the $25.0 million holdback note is considered continuing involvement and will be recognized in the consolidated financial statements upon the settlement of indemnification obligations and as payments are received.

In accordance with the terms of the senior secured revolving credit facility and the Company’s bridge loan agreement with MID, the Company used the net proceeds from The Meadows transaction to fully pay down principal amounts outstanding under the bridge loan and to permanently pay down $39.0 million of the principal amounts outstanding under the senior secured revolving credit facility.  The Company also repaid $2.0 million of a construction loan and placed $15.0 million into escrow with MID.

[c]          The Company’s assets held for sale and related liabilities at December 31, 2005 are shown below.  The Company did not have any assets held for sale and related liabilities at December 31, 2006.  All assets held for sale and related liabilities were classified as current at December 31, 2005 as the assets and related liabilities described in section [b] above were sold within one year from the balance sheet date.

December 31,
2005
(restated-notes 5[a] and [b])
ASSETS
Current assets:
Restricted cash	$443
Accounts receivable	450
Income taxes receivable	857
Inventories	157
Prepaid expenses and other	812
Racing license	58,266
Other assets, net	200
$61,185

LIABILITIES
Current liabilities:
Accounts payable	$2,012
Accrued salaries and wages	44
Other accrued liabilities	623
Deferred revenue	312
Future tax liabilities	24,445
$27,436

6.              Discontinued Operations

[a]          On November 1, 2006, a wholly-owned subsidiary of the Company completed the sale of the Fontana Golf Club located in Oberwaltersdorf, Austria to a subsidiary of Magna International Inc. (“Magna”), a related party, for a sale value of Euros 30.0 million (U.S. $38.3 million), which included cash consideration of Euros 13.2 million (U.S. $16.9 million), net of transaction costs, and approximately Euros 16.8 million (U.S. $21.4 million) of debt assumed by Magna.  The Company recognized a gain on disposition of approximately $20.9 million, net of tax, which was recorded as a contribution of equity on the consolidated balance sheets.

[b]         On August 25, 2006, a wholly-owned subsidiary of the Company completed the sale of the Magna Golf Club located in Aurora, Ontario, Canada to Magna, for cash consideration of Cdn. $51.8 million (U.S. $46.4 million), net of transaction costs.  The Company recognized an impairment loss of $1.2 million at the date of disposition equal to the excess of the Company’s carrying value of the assets disposed over their fair values at the date of disposition.  Of the sale proceeds, Cdn. $32.6 million (U.S. $29.3 million) was used to pay all amounts owing under certain loan agreements with Bank Austria Creditanstalt AG related to the Magna Golf Club.

[c]          On May 26, 2006, the Company completed the sale of a restaurant and related real estate in the United States and received cash consideration of $2.0 million, net of transaction costs, and recognized a gain on disposition of approximately $1.5 million.

[d]         On August 16, 2005, the Company and Great Canadian Gaming Corporation (“GCGC”) entered into a share purchase agreement under which GCGC acquired all of the outstanding shares of Ontario Racing, Inc. (“ORI”).  Required regulatory approval for the sale transaction was obtained on October 17, 2005 and the Company completed the transaction on October 19, 2005.  On closing, GCGC paid Cdn. $50.7 million (U.S. $43.1 million) and U.S. $23.6 million, in cash and assumed ORI’s existing debt.

As required under U.S. GAAP, the Company’s long-lived assets and racing licenses are tested for impairment on an annual basis or whenever events or changes in circumstances indicate that the carrying value may not be recoverable.  The sale transaction described above established fair values of certain assets of Flamboro Downs and accordingly, the Company performed impairment testing of these assets at June 30, 2005.  Based on this analysis, the Company recognized a non-cash impairment loss of $15.0 million before income taxes or $12.5 million after income taxes of Flamboro Downs’ racing license.

[e]          On August 18, 2005, three subsidiaries of the Company entered into a share purchase agreement with Colonial Downs, L.P. (“Colonial LP”) pursuant to which Colonial LP purchased all of the outstanding shares of Maryland-Virginia Racing Circuit, Inc. (“MVRC”).  MVRC was an indirect subsidiary of the Company that managed the operations of Colonial Downs, a thoroughbred and standardbred horse racetrack located in New Kent, Virginia, pursuant to a management agreement with Colonial LP, the owner of Colonial Downs.  Required regulatory approval for the sale transaction was obtained on September 28, 2005 and the Company completed the transaction on September 30, 2005.  On closing, the Company received cash consideration of $6.8 million, net of transaction costs, and a one-year interest-bearing note in the principal amount of $3.0 million, which was repaid during the year ended December 31, 2006.  The Company recognized a gain on disposition of approximately $9.8 million.

[f]            The Company’s results of operations related to discontinued operations for the three months and years ended December 31, 2006 and 2005 are as follows:

	Three months ended		Years ended
	December 31,		December 31,
	2006	2005	2006	2005
Results of Operations
Revenues	$684	$5,388	$14,593	$42,710
Costs and expenses	621	5,708	11,205	32,786
	63	(320)	3,388	9,924
Depreciation and amortization	109	770	2,156	3,765
Interest expense, net	106	394	2,040	3,872
Impairment loss recorded on disposition	—	2,671	1,202	14,961
Loss before gain on disposition	(152)	(4,155)	(2,010)	(12,674)
Gain on disposition	—	—	1,495	9,837
Loss before income taxes	(152)	(4,155)	(515)	(2,837)
Income tax expense (benefit)	(160)	(894)	1,653	492
Net income (loss)	$8	$(3,261)	$(2,168)	$(3,329)
The Company’s assets and liabilities related to discontinued operations as at December 31, 2005 are shown below.  The Company did not have any assets or liabilities related to discontinued operations at December 31, 2006.
December 31,
2005
ASSETS
Current assets:
Accounts receivable	$1,777
Income taxes receivable	3
Inventories	919
Prepaid expenses and other	24
2,723
Real estate properties, net	73,106
Fixed assets, net	4,437
Other assets, net	974
Future tax assets	7,842
86,359
$89,082

LIABILITIES
Current liabilities:
Accounts payable	$447
Accrued salaries and wages	456
Other accrued liabilities	2,806
Income taxes payable	4,192
Long-term debt due within one year	5,651
Deferred revenue	2,057
15,609
Long-term debt	44,559
Other long-term liabilities	11,170
55,729
$71,338

7.     Write-down of Long-lived Assets

The Company’s long-lived assets are tested for recoverability whenever events or changes in circumstances indicate that the carrying value may not be recoverable.  If such events or changes in circumstances are present, the Company assesses the recoverability of the long-lived assets by determining whether the carrying value of such assets can be recovered through projected undiscounted cash flows.  If the sum of expected future cash flows, undiscounted and without interest charges, is less than net book value, the excess of the net book value over the estimated fair value, based on discounted future cash flows and appraisals, is charged to operations in the period in which such impairment is determined by management.  The long-lived assets consist of fixed assets and real estate properties.

Write-downs and impairment losses relating to long-lived assets recognized are as follows:

	Three months ended		Years ended
	December 31,		December 31,
	2006	2005	2006	2005
Magna Racino™ [i]	$76,166	$—	$76,166	$—
Residential development real estate [ii]	1,279	—	1,279	—
The Meadows [iii]	11,182	—	11,182	—
	$88,627	$—	$88,627	$—

[i]            The Company tested Magna Racino™’s long-lived assets for impairment upon completion of its 2007 business plan.  The Company used an expected present value approach of estimated future cash flows, including a probability-weighted approach in considering the likelihood of possible outcomes, and external valuation reports to determine the fair value of the long-lived assets.  Based on this analysis, a non-cash impairment charge of $76.2 million was required of the long-lived assets for the three months and year ended December 31, 2006, which is included in the racing and gaming — European operations segment.

[ii]           On February 7, 2007 (refer to Note 15[c]), MID acquired all of the Company’s interests and rights in a 34 acre parcel of residential development land in Aurora, Ontario, Canada for cash consideration of Cdn. $12.0 million (U.S. $10.1 million).  Based on this transaction, which established a fair value for the land, the Company recognized a non-cash impairment loss of $1.3 million related to this parcel of residential development land for the three months and year ended December 31, 2006, which is included in the real estate and other operations segment.

[iii]          On November 14, 2006, the Company completed The Meadows transaction, which established fair values of certain assets of The Meadows.  Accordingly, the Company performed impairment testing of these assets as of the date immediately prior to completion of the transaction.  Based on this analysis, the Company recognized a non-cash impairment loss of $11.2 million of The Meadows’ long-lived assets for the three months and year ended December 31, 2006, which is included in the racing and gaming — Northern U.S. operations segment (refer to Note 5[b]).

8.     Bank Indebtedness

[a]          On July 26, 2006, the Company amended its senior secured revolving credit facility by increasing the maximum permitted borrowings for general corporate purposes to $50.0 million and providing for an additional $14.0 million to finance the Company’s purchase of the remaining 70% equity interest of AmTote (refer to Note 4).  On November 14, 2006, as required under this amended credit facility, the Company permanently reduced the outstanding borrowings by repaying $39.0 million from proceeds on The Meadows transaction, such that the remaining maximum permitted borrowings were $25.0 million.  On December 22, 2006, the Company further amended the credit facility to extend the maturity date to March 30, 2007, to make an additional $15.0 million available, to revise certain financial performance covenants and to increase the applicable interest rate.  With the additional amount available, the maximum permitted borrowings under the credit facility is $40.0 million.

The credit facility is available by way of U.S. dollar loans and letters of credit.  Loans under the facility are secured by a first charge on the assets of Golden Gate Fields and a second charge on the assets of Santa Anita Park, and are guaranteed by certain subsidiaries of the Company.  In addition, the Company has pledged the shares of its wholly-owned subsidiary that owns AmTote.  At December 31, 2006, the Company had no borrowings under the credit facility (December 31, 2005 — $27.3 million) but had issued letters of credit totaling $24.7 million (December 31, 2005 - $21.7 million), such that $15.3 million was unused and available.

The loans under the facility bear interest at the U.S. Base rate plus 5% or the London Interbank Offered Rate (“LIBOR”) plus 6%.  The weighted average interest rate on the loans outstanding under the credit facility at December 31, 2006 was nil given no outstanding borrowings (December 31, 2005 — 9.3%).

[b]         On December 4, 2006, a wholly-owned subsidiary of the Company that owns and operates Santa Anita Park entered into a $10.0 million revolving loan arrangement under its existing credit facility.  The revolving loan agreement matures on October 8, 2007.  The revolving loan agreement is guaranteed by the Company’s wholly-owned subsidiary, the Los Angeles Turf Club, Incorporated (“LATC”) and is secured by a first deed of trust on Santa Anita Park and the surrounding real property, an assignment of the lease between LATC, the racetrack operator, and The Santa Anita Companies, Inc. (“SAC”) and a pledge of all of the outstanding capital stock of LATC and SAC.  At December 31, 2006, the Company had borrowings under the revolving loan agreement of $6.5 million (December 31, 2005 — nil) such that $3.5 million was unused and available.  Borrowings under the revolving loan agreement bear interest at the U.S. Prime rate.  The weighted average interest rate on the borrowings outstanding under the revolving loan agreement at December 31, 2006 was 8.25% (December 31, 2005 — nil).

[c]          On July 31, 2006, one of the Company’s European subsidiaries amended and extended its bank term line of credit of Euros 2.5 million and its bank term loan of Euros 2.9 million.  The amendments to the agreement included converting the two facilities into one bank term loan, requiring the repayment of Euros 0.9 million on July 31, 2006, extending the term to July 31, 2007 and requiring a further repayment of Euros 0.7 million on January 31, 2007.  The bank term loan bears interest at the Euro Overnight Index Average (“EONIA”) rate plus 1.1% per annum, which was 4.8% at December 31, 2006.  A European subsidiary has provided two first mortgages on real estate as security for this bank term loan.  At December 31, 2006, the amount outstanding under the fully drawn bank term loan is Euros 4.5 million (U.S. $5.9 million) and is included in “long-term debt due within one year” on the consolidated balance sheets.  At December 31, 2005, the amount outstanding under the bank term line of credit of Euros 2.5 million (U.S. $3.0 million) is included in “bank indebtedness” on the consolidated balance sheets.

9.     Long-term Debt

[a]          The Company’s long-term debt consists of the following:

	December 31,
	2006	2005

Term loan facility, bearing interest at LIBOR plus 2.0% per annum (6.7% at December 31, 2006; 6.3% at December 31, 2005) with a maturity date of October 7, 2007, subject to a further extension at the Company’s option to October 7, 2009. The facility is guaranteed by LATC and is secured by a first deed of trust on Santa Anita Park and the surrounding real property, an assignment of the lease between LATC, the racetrack operator, and SAC and a pledge of all of the outstanding capital stock of LATC and SAC. At December 31, 2006, the term loan is fully drawn and is repayable in monthly principal amounts of $417 thousand until maturity.

	$64,167	$69,167

Term loan facility of Euros 15.0 million, bearing interest at 4.0% per annum with a maturity date of February 9, 2007, secured by a pledge of land and a guarantee by the Company (refer to Note 15 [b]).	19,794	17,761

Term loan facility of Euros 15.0 million, bearing interest at the three-month Euro Interbank Offered Rate (“EURIBOR”) plus 2.0% per annum (5.5% at December 31, 2006; 4.3% at December 31, 2005) with a maturity date of December 31, 2007, secured by a first and second mortgage on land in Austria owned by the European subsidiary.	19,794	17,761

Obligation to pay $18.3 million on exercise of either the put or call option to acquire the remaining voting and equity interests in The Maryland Jockey Club (“MJC”), bearing interest at the six-month LIBOR (5.4% at December 31, 2006; 4.6% at December 31, 2005). The Company can exercise the call option at any time during the period starting 48 months and ending 60 months after November 27, 2002 (the date on which MJC was acquired), and the put option can be exercised by the other party at any time during the first five years after November 27, 2002.	18,312	18,312

Capital leases (imputed interest rate of 8.5%) maturing April 1, 2027, secured by buildings and improvements at Lone Star Park at Grand Prairie.	15,519	15,520

Construction loan facility of up to $16.6 million with the general contractor for the reconstruction of the racetrack facilities at Gulfstream Park. The loan matures on April 14, 2007 and may be extended at the lender’s option to July 31, 2008. The loan bears interest at the U.S. Prime rate plus 0.40% per annum (8.65% at December 31, 2006) and may be repaid at any time, in whole or in part without penalty. Loans under the facility are secured by a mortgage over land in Ocala, Florida and a guarantee of $5.0 million by the Company. The Company repaid $2.0 million using proceeds from The Meadows transaction on November 14, 2006.

	10,617	—

Term loan facility, bearing interest at either the U.S. Prime rate or LIBOR plus 2.6% per annum (8.0% at December 31, 2006; 7.0% at December 31, 2005), with a maturity date of December 15, 2019. The term loan is repayable in quarterly principal and interest payments. The loan is secured by deeds of trust on land, buildings and improvements and security interests in all other assets of certain affiliates of MJC.	9,187	9,608

Term loan facilities, bearing interest at either the U.S. Prime rate or LIBOR plus 2.6% per annum (8.0% at December 31, 2006; 7.0% at December 31, 2005) until December 1, 2008, with a maturity date of December 1, 2013. On December 1, 2008, the interest rate is reset to the market rate for a United States Treasury security of an equivalent term plus 2.6%. The term loans are repayable in quarterly principal and interest payments. The loans are secured by deeds of trust on land, buildings and improvements and security interests in all other assets of certain affiliates of MJC.	6,874	13,698

Bank term loan of Euros 2.9 million at December 31, 2005, bearing interest at EURIBOR plus 0.625% per annum (3.1% at December 31, 2005). The term loan was due July 2006, but was amended and extended in conjunction with the bank term line of credit of Euros 2.5 million (refer to Note 8[c]). The amendments included converting the two facilities into one bank term loan, requiring the repayment of Euros 0.9 million on July 31, 2006, extending the term to July 31, 2007 and requiring a further repayment of Euros 0.7 million on January 31, 2007. Bank term loan at December 31, 2006 bears interest at EONIA rate plus 1.1% per annum (4.8% at December 31, 2006). A European subsidiary has provided two first mortgages on real estate properties as security for this facility.

	5,938	3,442

Term loan facility, bearing interest at 7.0% per annum until June 7, 2007, with a maturity date of June 7, 2017. On June 7, 2007 and June 7, 2012, the interest rate is reset to the market rate for a United States Treasury security of an equivalent term plus 2.6%. The term loan is repayable in quarterly principal and interest payments. The term loan is callable on December 31, 2011. The loan is secured by a deed of trust on land, buildings and improvements and security interests in all other assets of certain affiliates of MJC.	4,030	4,274

Term loan facilities of $1.75 million and $1.25 million bearing interest at the U.S. Prime rate plus 1.25% per annum (9.5% at December 31, 2006) with monthly principal repayments of $29 thousand and $21 thousand, respectively. The term loan facilities are due April 30, 2007. The loans are secured by all of AmTote’s assets up to $1.75 million and $1.25 million, respectively.	2,448	—

Revolving term loan facility of $3.0 million, bearing interest at the U.S. Prime rate plus 1.0% per annum (9.25% at December 31, 2006) with interest payable monthly. The revolving term loan facility is due April 30, 2007. The loan is secured by all of AmTote’s assets up to $3.0 million.	1,957	—
Other loans to various subsidiaries from various banks and city governments, including equipment loans and a term loan, with interest rates ranging from 4.0% to 8.1%.	976	1,110
	$179,613	$170,653
Less: due within one year	(85,754)	(32,382)
	$93,859	$138,271

At December 31, 2006, the Company is in compliance with all of these long-term debt agreements and related financial covenants.

The overall weighted average interest rate on long-term debt, long-term debt due to parent and convertible subordinated notes at December 31, 2006 was 8.3% (December 31, 2005 — 7.4%).

[b]         Future principal repayments on long-term debt at December 31, 2006 are as follows:

2007	$85,754
2008	6,720
2009	55,873
2010	1,786
2011	4,366
Thereafter	25,114
$179,613

10.  Capital Stock and Long-Term Incentive Plan

[a]          Capital Stock

Changes in the Class A Subordinate Voting Stock and Class B Stock for the three months and year ended December 31, 2006 are shown in the following table (number of shares and stated value have been rounded to the nearest thousand):

	Class A
	Subordinate Voting Stock		Class B Stock		Total
	Number of	Stated	Number of	Stated	Number of	Stated
	Shares	Value	Shares	Value	Shares	Value
Issued and outstanding at December 31, 2005	48,895	$318,105	58,466	$394,094	107,361	$712,199
Issued under the Long-term Incentive Plan	100	680	—	—	100	680
Issued and outstanding at March 31, 2006	48,995	318,785	58,466	394,094	107,461	712,879
Issued under the Long-term Incentive Plan	4	24	—	—	4	24
Issued and outstanding at June 30, 2006	48,999	318,809	58,466	394,094	107,465	712,903
Issued under the Long-term Incentive Plan	39	206	—	—	39	206
Issued and outstanding at September 30, 2006	49,038	319,015	58,466	394,094	107,504	713,109
Issued under the Long-term Incentive Plan	17	72	—	—	17	72
Issued and outstanding at December 31, 2006	49,055	$319,087	58,466	$394,094	107,521	$713,181

[b]          Long-Term Incentive Plan

The Company’s Long-term Incentive Plan (the “Plan”) adopted in 2000 allows for the grant of non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock, bonus stock and performance shares to directors, officers, employees, consultants, independent contractors and agents. A maximum of 7.6 million shares of Class A Subordinate Voting Stock remain available to be issued under the Plan, of which 6.3 million are available for issuance pursuant to stock options and tandem stock appreciation rights and 1.3 million are available for issuance pursuant to any other type of award under the Plan.

During 2005, the Company introduced an incentive compensation program for certain officers and key employees, which awards performance shares of Class A Subordinate Voting Stock under the Plan.  The number of shares of Class A Subordinate Voting Stock underlying the performance share awards is based either on a percentage of a guaranteed bonus or a percentage of total 2005 compensation divided by the market value of the Class A Subordinate Voting Stock on the date the program was approved by the Compensation Committee of the Board of Directors.  These performance shares vested over a six or eight month period to December 31, 2005 and are distributable, subject to certain conditions, in two equal installments.  The first distribution occurred prior to March 31, 2006 and the second distribution is to occur on or about March 31, 2007.  During the year ended December 31, 2005, 201,863 performance share awards were granted under the Plan with a weighted average grant-date market value of either U.S. $6.26 or Cdn. $7.61 per share and 2,392 performance share awards were issued with a nominal stated value.  At December 31, 2005, there were 199,471 performance share awards vested with a weighted average grant-date market value of either U.S. $6.26 or Cdn. $7.61 per share and no non-vested performance share awards.  For the year ended December 31, 2006, 131,751 of these vested performance awards were issued with a stated value of $0.8 million and 4,812 were forfeited.  Accordingly, there are 62,908 vested performance shares remaining to be issued under this 2005 incentive compensation arrangement.  The compensation expense related to these performance shares for the three months and year ended December 31, 2005 was approximately $0.5 million and $1.3 million, respectively.

For 2006, the Company continued the incentive compensation program as described in the immediately preceding paragraph.  The program is similar in all respects except that the 2006 performance shares vest over a 12 month period to December 31, 2006 and will be distributed, subject to certain conditions, on or about March 31, 2007.  For the year ended December 31, 2006, 161,099 performance share awards were granted under the Plan with a weighted average grant-date market value of either U.S. $6.80 or Cdn. $7.63 per share, 1,616 performance share awards were issued with a nominal stated value and 42,622 performance share awards were forfeited.  At December 31, 2006, there were 116,861 performance share awards vested with an average grant-date market value of either U.S. $6.80 or Cdn. $7.63 per share and no non-vested performance share awards.  The compensation expense related to these performance shares for the three months ended December 31, 2006 was nominal and for the year ended December 31, 2006 was approximately $0.8 million.  At December 31, 2006, there is no unrecognized compensation expense related to these performance shares as all the performance share awards were vested.

For the year ended December 31, 2006, 25,896 shares (for the year ended December 31, 2005 — 14,175) shares with a stated value of $0.2 million (for the year ended December 31, 2005 - $0.1 million) were issued to Company directors in payment of services rendered.

The Company grants stock options to certain directors, officers, key employees and consultants to purchase shares of the Company’s Class A Subordinate Voting Stock. All of such stock options give the grantee the right to purchase Class A Subordinate Voting Stock of the Company at a price no less than the fair market value of such stock at the date of grant.  Generally, stock options under the Plan vest over a period of two to six years from the date of grant at rates of 1/7th to 1/3rd per year and expire on or before the tenth anniversary of the date of grant, subject to earlier cancellation upon the occurrence of certain events specified in the stock option agreements entered into by the Company with each recipient of options.

Information with respect to shares under option at December 31, 2006 and 2005 is as follows (number of shares subject to option in the following tables are expressed in whole numbers and have not been rounded to the nearest thousand):

			Weighted Average
	Shares Subject to Option		Exercise Price
	2006	2005	2006	2005
Balance at January 1	4,827,500	4,500,500	$6.14	$6.18
Granted	—	490,000	—	6.40
Exercised	—	—	—	—
Forfeited and expired[i]	—	(145,000)	—	6.76
Balance at March 31	4,827,500	4,845,500	$6.14	$6.19
Granted	—	155,000	—	6.70
Exercised	—	—	—	—
Forfeited and expired[i]	(64,000)	(88,000)	6.80	7.32
Balance at June 30	4,763,500	4,912,500	$6.13	$6.18
Granted	—	—	—	—
Exercised	—	—	—	—
Forfeited and expired[i]	—	(150,000)	—	8.08
Balance at September 30	4,763,500	4,762,500	$6.13	$6.12
Granted	200,000	75,000	5.25	7.24
Exercised	—	—	—	—
Forfeited and expired[i]	(58,500)	(10,000)	7.13	6.70
Balance at December 31	4,905,000	4,827,500	$6.08	$6.14

[i]                For the three months and years ended December 31, 2006 and 2005, options forfeited were primarily as a result of employment contracts being terminated and voluntary employee resignations.  No options that were forfeited for the three months and years ended December 31, 2006 and 2005 were subsequently reissued.

	Options Outstanding		Options Exercisable
	2006	2005	2006	2005
Number	4,905,000	4,827,500	4,412,968	4,127,715
Weighted average exercise price	$6.08	$6.14	$6.08	$6.07
Weighted average remaining contractual life (years)	4.2	5.1	3.8	4.5

At December 31, 2006, the 4,905,000 stock options outstanding had exercise prices ranging from $3.91 to $7.24 per share.  The average fair value of the stock option grants for the year ended December 31, 2006 was $2.26 (for the year ended December 31, 2005 - $2.94) using the Black-Scholes option valuation model.  The fair value of stock option grants was estimated at the date of grant using the following assumptions:

	Three months ended		Years ended
	December 31,		December 31,
	2006	2005	2006	2005
Risk free interest rates	4.4%	4.3%	4.4%	4.0%
Dividend yields	—	—	—	—
Volatility factor of expected market price of Class A Subordinate Voting Stock	0.510	0.527	0.510	0.547
Weighted average expected life (years)	4.00	4.00	4.00	4.00

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that require the input of highly subjective assumptions including the expected stock price volatility.  Because the Company’s stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of the Company’s stock options.

The compensation expense recognized for the three months and year ended December 31, 2006 related to stock options was approximately $0.2 million and $1.4 million, respectively (for the three months and year ended December 31, 2005 — nil).  At December 31, 2006, the total unrecognized compensation expense related to stock options is $0.7 million, which is expected to be recognized into expense over a period of 3.8 years.

Prior to implementation of SFAS 123(R) on January 1, 2006, pro-forma information regarding net loss and loss per share was required under SFAS 123 and was determined as if the Company had accounted for its stock options under the fair value method under SFAS 123.  The Company’s SFAS 123 pro-forma net loss and the related per share amounts for the three months and year ended December 31, 2005 is as follows:

	Three months ended	Year ended
	December 31,	December 31,
	2005	2005
Net loss, as reported	$(39,733)	$(105,293)
Pro-forma stock compensation expense determined under the fair value method, net of tax	(266)	(877)
Pro-forma net loss	$(39,999)	$(106,170)

Loss per share
Basic — as reported	$(0.37)	$(0.98)
Basic — pro-forma	$(0.37)	$(0.99)

Diluted — as reported	$(0.37)	$(0.98)
Diluted — pro-forma	$(0.37)	$(0.99)

For purposes of pro-forma disclosures, the estimated fair value of the options is amortized to expense over the option’s vesting period.

For the three months and year ended December 31, 2006, the Company recognized total compensation expense of $0.3 million and $2.3 million, respectively (for the three months and year ended December 31, 2005 - $0.5 million and $1.4 million, respectively), relating to performance share awards, director compensation and stock options under the Plan.

[c]                                  Maximum Shares

The following table (number of shares have been rounded to the nearest thousand) presents the maximum number of shares of Class A Subordinate Voting Stock and Class B Stock that would be outstanding if all of the outstanding options, convertible subordinated notes and performance shares issued and outstanding as at December 31, 2006 were exercised or converted:

Number of Shares
Class A Subordinate Voting Stock outstanding	49,055
Class B Stock outstanding	58,466
Options to purchase Class A Subordinate Voting Stock	4,905
8.55% Convertible Subordinated Notes, convertible at $7.05 per share	21,276
7.25% Convertible Subordinated Notes, convertible at $8.50 per share	8,824
Performance share awards of Class A Subordinate Voting Stock	180
142,706

11.       Loss Per Share

The following is a reconciliation of the numerator and denominator of the basic and diluted loss per share computations (in thousands, except per share amounts):

	Three months ended		Years ended
	December 31,		December 31,
	2006	2005	2006	2005
	Basic and	Basic and	Basic and	Basic and
	Diluted	Diluted	Diluted	Diluted
Net loss from continuing operations	$(12,491)	$(36,472)	$(85,183)	$(101,964)
Net income (loss) from discontinued operations	8	(3,261)	(2,168)	(3,329)
Net loss	(12,483)	(39,733)	(87,351)	(105,293)
Interest, net of related tax on convertible subordinated notes	—	—	—	—
	$(12,483)	$(39,733)	$(87,351)	$(105,293)

Weighted average shares outstanding:
Class A Subordinate Voting Stock	49,044	48,894	48,995	48,890
Class B Stock	58,466	58,466	58,466	58,466
	107,510	107,360	107,461	107,356

Loss per share:
Continuing operations	$(0.12)	$(0.34)	$(0.79)	$(0.95)
Discontinued operations	—	(0.03)	(0.02)	(0.03)
Loss per share	$(0.12)	$(0.37)	$(0.81)	$(0.98)

As a result of the net loss for the three months and year ended December 31, 2006, options to purchase 4,905,000 shares, notes convertible into 30,100,124 shares and 179,769 performance share awards have been excluded from the computation of diluted loss per share since the effect is anti-dilutive.

As a result of the net loss for the three months and year ended December 31, 2005, options to purchase 4,827,500 shares, notes convertible into 30,100,124 shares and 199,471 performance share awards have been excluded from the computation of diluted loss per share since the effect is anti-dilutive.

12.       Transactions With Related Parties

[a]          The Company’s indebtedness and long-term debt due to parent consists of the following:

	December 31,
	2006	2005
Bridge loan facility, including accrued interest and commitment fees payable of nil (December 31, 2005 - $0.6 million)[i]	$—	$72,060
Gulfstream Park project financing-Tranche 1, including long-term accrued interest payable of $16.5 million (December 31, 2005 - $3.7 million) [ii]	131,350	93,646
Gulfstream Park project financing-Tranche 2, including long-term accrued interest payable of $0.4 million (December 31, 2005 — nil) [iii]	18,617	—
Remington Park project financing, including long-term accrued interest payable of $0.4 million (December 31, 2005 - $0.3 million) [iv]	30,391	19,854
	$180,358	$185,560
Less: due within one year	(3,108)	(72,060)
	$177,250	$113,500

[i]             Bridge Loan Facility

In July 2005, a subsidiary of MID provided to the Company a non-revolving bridge loan facility of up to $100.0 million available in three tranches. An arrangement fee of $1.0 million was paid on closing, a second arrangement fee of $0.5 million was paid when the second tranche was made available to the Company and a third arrangement fee of $0.5 million was paid when the third tranche was made available to the Company.  On July 26, 2006, the Company amended and extended the facility and the bridge loan maturity date was extended from August 31, 2006 to December 5, 2006.  In connection with the amendments on July 26, 2006, there was an extension fee of $0.5 million (0.5% of the amount of the bridge loan).  There was a commitment fee of 1.0% per year on the undrawn portion of the maximum amount of the loan commitment, payable quarterly in arrears.  At the Company’s option, the loan bore interest either at: (1) floating rate, with annual interest equal to the greater of (a) U.S. Base rate, as announced from time to time, plus 5.5% and (b) 9.0% (with interest in each case payable monthly in arrears); or (2) fixed rate, with annual interest equal to the greater of: (a) LIBOR plus 6.5% and (b) 9.0%, subject to certain conditions.  The overall weighted average interest rate on the advances under the bridge loan at December 31, 2006 was nil as no amounts remained outstanding under the bridge loan facility (December 31, 2005 — 10.9%).  The bridge loan was secured by substantially all of the assets of the Company and guaranteed by certain subsidiaries of the Company. The guarantees were secured by first ranking security over the lands owned by The Meadows (ahead of the Gulfstream Park project financing as described in Note 12[a][ii] and [iii] below), second ranking security over the lands owned by Golden Gate Fields (behind an existing third party lender) and third ranking security over the lands owned by Santa Anita Park (behind existing third party lenders).  In addition, the Company had pledged the shares and licenses of certain subsidiaries (or provided negative pledges where a pledge was not available due to regulatory constraints or due to a prior pledge to an existing third party lender).  As security for the loan, the Company had also assigned all inter-company loans made between the Company and its subsidiaries and all insurance proceeds to the lender, and taken out title insurance for all real property subject to registered security.  The bridge loan was cross-defaulted to all other obligations of the Company and its subsidiaries to the lender and to the Company’s other principal indebtedness.  The security over the lands owned by The Meadows had the same rank in priority as to the same types of security provided for in the loan related to the reconstruction of facilities at Gulfstream Park.

On   September 29, 2006, the Company further amended the bridge loan.  The maximum permitted borrowings under the bridge loan were increased by $19.0 million to a total of $119.0 million. An arrangement fee of $0.2 million was paid in connection with these amendments to the bridge loan.

For  the year ended December 31, 2006, $37.7 million was advanced under the bridge loan, $111.8 million was repaid and $5.7 million of net loan origination costs were amortized, such that at December 31, 2006 no amounts remained outstanding under the bridge loan.   In addition, for the year ended December 31, 2006, $9.7 million (for the year ended December 31, 2005 - $2.5 million) of commitment fees and interest expense were incurred related to the bridge loan, of which no amounts (December 31, 2005 - $0.6 million) remained outstanding at December 31, 2006.

Under an amendment to the bridge loan, the Company was required to place $13.0 million from the Flamboro Downs sale proceeds, and such additional amounts as necessary to ensure that future Gulfstream Park construction costs can be funded, into escrow with MID.

In accordance with the terms of the senior secured revolving credit facility and the bridge loan agreement, the Company was required to use the net proceeds from the sale of Flamboro Downs to pay down the principal amount owing under the two loans in equal portions.  However, both MID and the lender under the senior secured revolving credit facility agreed to mutually waive this repayment requirement, subject to certain other amendments, including provisions for repayment upon closing of certain future asset sales.

[ii]          Gulfstream Park Project Financing — Tranche 1

In December 2004, certain of the Company’s subsidiaries entered into a $115.0 million project financing arrangement with a subsidiary of MID for the reconstruction of facilities at Gulfstream Park.  This project financing arrangement was amended on July 22, 2005 in connection with the Remington Park loan as described in note 12[a][iv] below.  The project financing was made by way of progress draw advances to fund reconstruction.  The loan has a ten-year term from the completion date of the reconstruction project, which was February 1, 2006.  Prior to the completion date, amounts outstanding under the loan bore interest at a floating rate equal to 2.55% per annum above MID’s notional cost of borrowing under its floating rate credit facility, compounded monthly.  After the completion date, amounts outstanding under the loan bear interest at a fixed rate of 10.5% per annum, compounded semi-annually.  Prior to January 1, 2007, payment of interest was deferred.  Commencing January 1, 2007, the Company will make monthly blended payments of principal and interest based on a 25-year amortization period commencing on the completion date.  The loan contains cross-guarantee, cross-default and cross-collateralization provisions.  The loan is guaranteed by the Company’s subsidiaries that own and operate Remington Park and the Palm Meadows Training Center and is collateralized principally by security over the lands forming part of the operations at Gulfstream Park, Remington Park and Palm Meadows and over all other assets of Gulfstream Park, Remington Park and Palm Meadows, excluding licenses and permits.  For the year ended December 31, 2006, $24.9 million (for the year ended December 31, 2005 - $67.0 million) was advanced and $12.8 million (for the year ended December 31, 2005 - $3.6 million) of interest was accrued on this loan, such that at December 31, 2006, $134.8 million was outstanding under the Gulfstream Park loan, including $16.5 million of accrued interest (December 31, 2005 - $3.7 million).  Net loan origination expenses of $3.5 million have been recorded as a reduction of the outstanding loan balance.  The loan balance is being accreted to its face value over the term to maturity.

[iii]       Gulfstream Park Project Financing — Tranche 2

On July 26, 2006, certain of the Company’s subsidiaries that own and operate Gulfstream Park entered into an amending agreement relating to the existing Gulfstream Park project financing arrangement with a subsidiary of MID by adding a new tranche of $25.8 million, plus lender costs and capitalized interest, to fund the design and construction of phase one of the slots facility to be located in the existing Gulfstream Park clubhouse building, as well as related capital expenditures and start-up costs, including the acquisition and installation of approximately 500 slot machines.  The new Gulfstream Park financing has a five-year term and, consistent with the existing Gulfstream Park facility, bears interest at a fixed rate of 10.5% per annum, compounded semi-annually.  Prior to January 1, 2007, interest on this tranche was capitalized.  Beginning January 1, 2007, this tranche provides for blended payments of principal and interest based on a 25-year amortization period commencing on that date.  Advances related to the slots facility were made available by way of progress draw advances and there is no prepayment penalty associated with this tranche.  The Gulfstream Park project financing facility was further amended to introduce a mandatory annual cash flow sweep of not less than 75% of Gulfstream Park’s total excess cash flow, after permitted capital expenditures and debt service, to be used to repay the additional principal amount being made available under the new tranche.  A lender fee of $0.3 million (1% of the amount of this tranche) was added to the principal amount of the loan as consideration for the amendments.  For the year ended December 31, 2006, $18.8 million (for the year ended December 31, 2005 - nil) was advanced and $0.4 million (for the year ended December 31, 2005 - nil) of interest was accrued on this loan, such that at December 31, 2006, $19.4 million was outstanding under this tranche, including $0.4 million (December 31, 2005 — nil) of accrued interest.  Net loan origination expenses of $0.8 million have been recorded as a reduction of the outstanding loan balance.  The loan balance is being accreted to its face value over the term to maturity.

On December 22, 2006, the Gulfstream Park project financing agreement was further amended to add a new tranche of $21.5 million, plus lender costs and capitalized interest, to fund the design and construction of phase two of the slots facility, as well as related capital expenditures and start-up costs, including the acquisition and installation of approximately 700 slot machines.  To December 31, 2006, there were no drawings on this tranche.

[iv]      Remington Park Project Financing

In July 2005, the Company’s subsidiary that owns and operates Remington Park entered into a $34.2 million project financing arrangement with a subsidiary of MID for the build-out of the casino facility at Remington Park.  Advances under the loan were made by way of progress draw advances to fund the capital expenditures relating to the development, design and construction of the casino facility, including the purchase and installation of electronic gaming machines.  The loan has a ten-year term from the completion date of the reconstruction project, which was November 28, 2005.  Prior to the completion date, amounts outstanding under the loan bore interest at a floating rate equal to 2.55% per annum above MID’s notional cost of LIBOR borrowing under its floating rate credit facility, compounded monthly.  After the completion date, amounts outstanding under the loan bear interest at a fixed rate of 10.5% per annum, compounded semi-annually.  Prior to January 1, 2007, payment of interest was deferred.  Commencing January 1, 2007, the Company will make monthly blended payments of principal and interest based on a 25-year amortization period commencing on the completion date.  Certain cash from the operations of Remington Park must be used to pay deferred interest on the loan plus a portion of the principal under the loan equal to the deferred interest on the Gulfstream Park construction loan.  The loan is secured by all assets of Remington Park, excluding licenses and permits.  The loan is also secured by a charge over the lands owned by Gulfstream Park and a charge over the Palm Meadows Training Center and contains cross-guarantee, cross-default and cross-collateralization provisions.  For the year ended December 31, 2006, $12.5 million (for the year ended December 31, 2005 - $20.7 million) was advanced, $3.2 million (for the year ended December 31, 2005 - $0.3 million) of interest was accrued and $5.0 million was repaid on this loan, such that at December 31, 2006, $31.7 million was outstanding under the Remington Park loan, including $0.4 million (December 31, 2005 - $0.3 million) of accrued interest.  Net loan origination expenses of $1.3 million have been recorded as a reduction of the outstanding loan balance.  The loan balance is being accreted to its face value over the term to maturity.

[b]         Future principal repayments on the indebtedness and long-term debt due to parent at December 31, 2006 are expected to occur as follows:

2007	$3,108
2008	1,838
2009	2,037
2010	2,256
2011	2,499
Thereafter	168,620
$180,358

[b]         At December 31, 2006, $6.5 million (December 31, 2005 - $13.7 million) of the funds the Company placed into escrow with MID remains in escrow.

[c]          A subsidiary of the Company had an option agreement with MID to acquire 100% of the shares of the MID subsidiary that owns land in Romulus, Michigan.  The option agreement expired on December 15, 2006, and accordingly, the Company expensed approximately $3.0 million of deferred development costs in pursuit of the Romulus, Michigan racing license.

[d]         On November 1, 2006, a wholly-owned subsidiary of the Company sold its interest in the entity that owns and operates the Fontana Golf Club located in Oberwaltersdorf, Austria to a subsidiary of Magna for a sale value of Euros 30.0 million (U.S. $38.3 million).  The Company received cash proceeds of approximately Euros 13.2 million (U.S. $16.9 million), net of transaction costs, and approximately Euros 16.8 million (U.S. $21.4 million) of debt was assumed by Magna.  The gain on sale of Fontana Golf Club of approximately $20.9 million, net of tax, is reported as a contribution of equity.  A subsidiary of MID received a fee of $0.2 million (1% of the net sale proceeds) as consideration for waiving repayment rights under the bridge loan agreement with MID.

[e]          On August 25, 2006, a wholly-owned subsidiary of the Company completed the sale of the Magna Golf Club located in Aurora, Ontario, Canada to Magna for cash consideration of Cdn. $51.8 million (U.S. $46.4 million), net of transaction costs.  The Company recognized an impairment loss of $1.2 million at the date of disposition equal to the excess of the Company’s carrying value of the assets disposed over their fair values at the date of disposition.  A subsidiary of MID received a fee of Cdn. $0.2 million (1% of the net sale proceeds) as consideration for waiving repayment rights under the bridge loan agreement with MID.

On August 25, 2006, in conjunction with the sale of the Magna Golf Club, the Company entered into an access agreement with Magna for the use of the Magna Golf Club’s golf course and the clubhouse meeting, dining and other facilities.  The agreement, which expires on August 25, 2011, required a payment of $0.3 million.

[f]            On March 31, 2006, the Company sold a non-core real estate property located in the United States to Magna for total proceeds of $5.6 million, net of transaction costs.  The gain on sale of the property of approximately $2.9 million, net of tax, is reported as a contribution of equity.  In accordance with the terms of the senior secured revolving credit facility, the Company used the net proceeds from this transaction to repay principal amounts outstanding under this credit facility.

[g]         During the year ended December 31, 2005, a wholly-owned subsidiary of the Company sold to Mr. Frank Stronach, the Chairman of the Board and a Director of the Company, two housing lots and a housing unit.  These sales were in the normal course of operations of the Company and the total sales price for these properties was $1.4 million.  The gain on the sale of the properties of approximately $0.7 million, net of tax, is reported as a contribution of equity.

[h]         On November 1, 2004, a wholly-owned subsidiary of the Company entered into an access agreement with Magna and one of its subsidiaries for their use of the golf course and the clubhouse meeting, dining and other facilities at the Magna Golf Club in Aurora, Ontario, Canada.  The agreement, which was retroactive to January 1, 2004, ended on August 25, 2006 as a result of the sale of the Magna Golf Club (refer to Note 12[e]) and stipulated an annual fee of Cdn. $5.0 million.  For the year ended December 31, 2006, $2.9 million (for the year ended December 31, 2005 - $4.1 million) has been recognized in discontinued operations related to this agreement.

[i]             On November 1, 2004, a wholly-owned subsidiary of the Company entered into an access agreement with Magna and one of its subsidiaries for their use of the golf course and the clubhouse meeting, dining and other facilities at Fontana Sports in Oberwaltersdorf, Austria.  The agreement, which was retroactive to March 1, 2004, ended on November 1, 2006 as a result of the sale of Fontana Sports (refer to Note 12[d]) and stipulated an annual fee of Euros 2.5 million.  For the year ended December 31, 2006, $2.6 million (for the year ended December 31, 2005 - $3.1 million) has been recognized in discontinued operations related to this agreement.

[j]             During the period from January 1, 2006 to July 26, 2006, the Company paid $2.1 million (for the year ended December 31, 2005 - $2.4 million) of rent for totalisator equipment and fees for totalisator services to AmTote, a company in which the Company had a 30% equity interest up to July 26, 2006.

[k]          During the year ended December 31, 2006, the Company incurred $3.8 million (for the year ended December 31, 2005 - $4.5 million) of rent for facilities and central shared and other services to Magna and its subsidiaries.

13.       Commitments and Contingencies

[a]          The Company generates a substantial amount of its revenues from wagering activities and, therefore, it is subject to the risks inherent in the ownership and operation of a racetrack.  These include, among others, the risks normally associated with changes in the general economic climate, trends in the gaming industry, including competition from other gaming institutions and state lottery commissions, and changes in tax and gaming laws.

[b]         In the ordinary course of business activities, the Company may be contingently liable for litigation and claims with, among others, customers, suppliers and former employees.  Management believes that adequate provisions have been recorded in the accounts where required.  Although it is not possible to accurately estimate the extent of potential costs and losses, if any, management believes, but can provide no assurance, that the ultimate resolution of such contingencies would not have a material adverse effect on the financial position of the Company.

[c]          The Company has letters of credit issued with various financial institutions of $2.0 million to guarantee various construction projects related to activity of the Company. These letters of credit are secured by cash deposits of the Company.  The Company also has letters of credit issued under its senior secured revolving credit facility of $24.7 million.

[d]         The Company has provided indemnities related to surety bonds and letters of credit issued in the process of obtaining licenses and permits at certain racetracks and to guarantee various construction projects related to activity of its subsidiaries.  At December 31, 2006, these indemnities amounted to $9.4 million with expiration dates through 2007.

[e]          At December 31, 2006, the Company had commitments under operating leases requiring minimum annual rental payments for the years ending December 31 as follows:

2007	$6,368
2008	5,074
2009	4,390
2010	3,774
2011	1,906
Thereafter	6,212
$27,724

Commitments under operating leases do not include contingent rental payments.

For the year ended December 31, 2006, payments under these operating leases amounted to approximately $9.4 million (for the year ended December 31, 2005 - $4.2 million).  The Company also rents or leases certain totalisator equipment and services, for which the annual payments are contingent upon handle, live race days and other factors.  The Company’s rent expense relating to the totalisator equipment and services was $5.0 million for the year ended December 31, 2006 (for the year ended December 31, 2005 - $5.2 million).

The Company occupies land for the Remington Park racing facility under an operating lease that extends through 2013.  The lease also contains options to renew for five 10-year periods after the initial term. The Company is obligated to pay rent based on minimum annual rental payments ranging from $470 thousand to $503 thousand plus one-half of one percent of the pari-mutuel wagers made at the track in excess of $187.0 million during the racing season and one percent of gaming revenue in excess of $60.0 million.  The percentage rent was not applicable for the years ended December 31, 2006 and 2005.

The Company owns an approximate 22% interest in the real property upon which Portland Meadows is located, and also owns the long-term rights to operate the facility pursuant to an operating lease.  The operating lease requires the Company to pay rent equal to one percent of the wagers made at the track (including wagers on both live and import races), and also an additional percentage of revenues for other activities as follows: (a) one percent of revenues for horse-related activities, including simulcasting of horse races during the non-live season, (b) five percent of revenues not related to horse racing up to $800 thousand, and (c) three percent of revenues not related to horse racing in excess of $800 thousand.  As the owner of approximately 22% interest in the real property, the Company receives approximately 22% of the rent payments, which are applied to the rental payments made by the Company in order to reduce rent expense which is reflected in racing and gaming operating costs on the consolidated statements of operations and comprehensive loss.

The racetrack and associated land under capital leases at Lone Star Park are included in the Grand Prairie Metropolitan Utility and Reclamation District (“GPMURD”).  MEC Lone Star, L.P., a wholly-owned subsidiary of the Company, entered into an agreement with GPMURD, whereby it is required to make certain payments to GPMURD in lieu of property taxes.  Such payments include amounts necessary to cover GPMURD operating expenses and debt service for certain bonds issued by GPMURD to fund improvements on the land up to the debt service requirements.  The Company expensed $2.1 million of such payments for the year ended December 31, 2006 (for the year ended December 31, 2005 - $1.8 million).

[f]            Contractual commitments outstanding at December 31, 2006, which related to construction and development projects, amounted to approximately $5.7 million.

[g]         On November 15, 2006, we opened the slots facility at Gulfstream Park and are proceeding with plans to make additional slot machines available in 2007.  We have proceeded with the development of the slots facility at Gulfstream Park despite an August 2006 decision rendered by the Florida District Court of Appeals First District that reversed a lower court decision granting summary judgment in favor of “Floridians for a Level Playing Field” (“FLPF”), a group in which Gulfstream Park is a member.  The Court ruled that a trial is necessary to determine whether the constitutional amendment adopting the slots initiative, approved by Floridians in the November 2004 election, was invalid because the petitions bringing the initiative forward did not contain the minimum number of valid signatures.  FLPF filed an application for a rehearing, rehearing en banc before the full panel of the First District Court of Appeals and Certification by the Florida Supreme Court.  On November 30, 2006, in a split decision, the en banc court affirmed the August 2006 panel decision and certified the matter to the Florida Supreme Court, which stayed the appellate court ruling pending its jurisdictional review of the matter.  The Florida Supreme Court has yet to confirm whether it will hear the matter.  The Company believes that the August 2006 decision rendered by the Florida District Court of Appeals is incorrect, and accordingly, the Company is proceeding with the slots facility development.

[h]         In October 2003, the Company signed a Letter of Intent to explore the possibility of a joint venture between Forest City Enterprises, Inc. (“Forest City”) and various affiliates of the Company, anticipating the development of a portion of the Gulfstream Park racetrack property.  Forest City paid $2.0 million to the Company in consideration for its right to work exclusively with the Company on this project.  This deposit has been included in “other accrued liabilities” on the Company’s consolidated balance sheets.  In May 2005, a Limited Liability Company Agreement was entered into with Forest City concerning the planned development of “The Village at Gulfstream Park™”.  That agreement contemplates the development of a mixed-use project consisting of residential units, parking, restaurants, hotels, entertainment, retail outlets and other commercial use projects on a portion of the Gulfstream Park property.  Forest City is required to contribute up to a maximum of $15.0 million as an initial capital contribution.  The $2.0 million deposit received to date from Forest City shall constitute the final $2.0 million of the initial capital contribution.  The Company is obligated to contribute 50% of any equity amounts in excess of $15.0 million as and when needed, however, to December 31, 2006, the Company has not made any such contributions.  In the event the development does not proceed, the Company may have an obligation to fund a portion of those pre-development costs incurred to that point in time.  As at December 31, 2006, approximately $13.9 million of costs have been incurred by The Village at Gulfstream Park, LLC, which have been funded entirely by Forest City.  The Limited Liability Company Agreement also contemplates additional agreements, including a ground lease, a reciprocal easement agreement, a development agreement, a leasing agreement and a management agreement to be executed in due course and upon satisfaction of certain conditions.

[i]             In April 2004, the Company signed a Letter of Intent to explore the possibility of joint ventures between Caruso Affiliated and certain affiliates of the Company to develop certain undeveloped lands surrounding Santa Anita Park and Golden Gate Fields racetracks.  Upon execution of this Letter of Intent, the Company agreed to fund 50% of approved pre-development costs in accordance with a preliminary business plan for each of these projects, with the goal of entering into operating agreements.  As at December 31, 2006, the Company has expended approximately $6.3 million on this initiative, of which $4.2 million was paid during the year ended December 31, 2006.  These amounts have been recorded as “fixed assets, net” on the Company’s consolidated balance sheets.  Under the terms of the Letter of Intent, the Company may be responsible to fund additional costs, however to December 31, 2006, the Company has not made any such payments.  On September 28, 2006, certain of the Company’s affiliates entered into definitive operating agreements with certain Caruso Affiliated affiliates regarding the proposed development of approximately 51 acres of undeveloped lands surrounding Santa Anita Park.  This development project contemplates a mixed-use development with approximately 800,000 square feet of retail, entertainment and restaurants as well as 4,000 parking spaces.

[j]             A subsidiary of the Company participates in a multi-employer defined benefit pension plan for which the pension plan’s total vested liabilities exceed its assets.  Based on allocation information provided by the plan, the portion of the estimated unfunded liability for vested benefits attributable to the Company’s subsidiary is approximately $3.7 million.  Under specific circumstances, a “withdrawal liability” may be triggered by certain actions, which includes withdrawal from the pension plan.  The Company does not have any present intention to withdraw from the pension plan.

14.       Segment Information

Operating Segments

The Company’s reportable segments reflect how the Company is organized and managed by senior management.  The Company has two principal operating segments: racing and gaming operations and real estate and other operations.  The racing and gaming segment has been further segmented to reflect geographical and other operations as follows: (1) California operations include Santa Anita Park, Golden Gate Fields and San Luis Rey Downs; (2) Florida operations include Gulfstream Park’s racing and gaming operations and the Palm Meadows Training Center; (3) Maryland operations include Laurel Park, Pimlico Race Course, Bowie Training Center and the Maryland OTB network; (4) Southern United States operations include Lone Star Park, Remington Park’s racing and gaming operations and its OTB network; (5) Northern United States operations include The Meadows and its OTB network, Thistledown, Great Lakes Downs, Portland Meadows and the Oregon OTB network and the North American production and sales operations for StreuFex™; (6) European operations include Magna Racino™ and the European production and sales operations for StreuFex™; and (7) Technology operations include XpressBet®, HorseRacing TV™, MagnaBet™, RaceONTV™, AmTote and the Company’s equity investment in Racing World Limited.  The Corporate and other segment includes costs related to the Company’s corporate head office, cash and other corporate office assets and investments in racing related real estate held for development. Eliminations reflect the elimination of revenues between business units. The real estate and other operations segment includes other real estate operations which includes the Company’s residential housing development.  Comparative amounts reflected in segment information for the three months and year ended December 31, 2005 and as of December 31, 2005 for MagnaBet™ and RaceONTV™ have been reclassified from European operations to Technology operations.

The Company uses revenues and earnings (loss) before interest, income taxes, depreciation and amortization (“EBITDA”) as key performance measures of results of operations for purposes of evaluating operating and financial performance internally. Management believes that the use of these measures enables management and investors to evaluate and compare, from period to period, operating and financial performance of companies within the horse racing industry in a meaningful and consistent manner as EBITDA eliminates the effects of financing and capital structures, which vary between companies.  Because the Company uses EBITDA as a key measure of financial performance, the Company is required by U.S. GAAP to provide the information in this note concerning EBITDA.  However, these measures should not be considered as an alternative to, or more meaningful than, net income (loss) as a measure of the Company’s operating results or cash flows, or as a measure of liquidity.

The accounting policies of each segment are the same as those described in the “Summary of Significant Accounting Policies” section of the Company’s annual report on Form 10-K for the year ended December 31, 2005.

The following summary presents key information about reported segments for the three months and years ended December 31, 2006 and 2005:

	Three months ended		Years ended
	December 31,		December 31,
	2006	2005	2006	2005
Revenues
California operations	$24,522	$39,627	$206,745	$195,527
Florida operations	12,041	1,771	90,962	74,542
Maryland operations	25,541	26,931	116,412	111,252
Southern U.S. operations	30,774	23,421	138,472	89,793
Northern U.S. operations	21,030	21,695	90,562	92,532
European operations	3,558	2,891	10,525	9,708
Technology operations	14,629	7,154	51,522	34,196
	132,095	123,490	705,200	607,550
Corporate and other	221	4	339	116
Eliminations	(651)	(764)	(8,346)	(7,881)
Total racing and gaming operations	131,665	122,730	697,193	599,785

Other	1,204	85	4,946	4,643
Total real estate and other operations	1,204	85	4,946	4,643

Total revenues	$132,869	$122,815	$702,139	$604,428

	Three months ended		Years ended
	December 31,		December 31,
	2006	2005	2006	2005
Earnings (loss) before interest, income taxes, depreciation and amortization (“EBITDA”)
California operations	$(2,273)	$4,423	$18,012	$16,674
Florida operations	(6,190)	(3,528)	(81)	(254)
Maryland operations	(542)	(2,251)	7,605	4,956
Southern U.S. operations	986	983	12,784	4,665
Northern U.S. operations [i]	(12,285)	(391)	(13,140)	(191)
European operations [i]	(78,632)	(4,232)	(86,923)	(15,153)
Technology operations	(4,900)	(3,276)	(10,114)	(8,657)
	(103,836)	(8,272)	(71,857)	2,040
Corporate and other	(6,816)	(6,577)	(27,698)	(24,071)
Predevelopment, pre-opening and other costs	(6,741)	(2,588)	(14,159)	(11,882)
Gain on sale of intangible assets related to The Meadows	126,374	—	126,374	—
Total racing and gaming operations	8,981	(17,437)	12,660	(33,913)

Other [i]	(1,936)	(1,535)	(363)	(224)
Total real estate and other operations	(1,936)	(1,535)	(363)	(224)

Total EBITDA	$7,045	$(18,972)	$12,297	$(34,137)

	December 31,
	2006	2005
Total Assets
California operations	$309,443	$295,066
Florida operations	361,550	303,069
Maryland operations	171,135	178,022
Southern U.S. operations	141,213	140,786
Northern U.S. operations [i]	46,913	58,037
European operations [i]	55,624	132,021
Technology operations	41,625	18,198
	1,127,503	1,125,199
Corporate and other	85,498	108,606
Total racing and gaming operations	1,213,001	1,233,805

Non-Core Real Estate	—	2,500
Other	33,884	28,072
Total real estate and other operations	33,884	30,572

Total assets from continuing operations	1,246,885	1,264,377
Total assets held for sale	—	61,185
Total assets from discontinued operations	—	89,082
Total assets	$1,246,885	$1,414,644

[i]                For the three months and year ended December 31, 2006, the Northern U.S. operations includes a non-cash write-down of long-lived assets of $11.1 million related to The Meadows, European operations includes a non-cash write-down of long-lived assets of $76.2 million related to Magna Racino™ and other real estate operations includes a non-cash write-down of long-lived assets of $1.3 million related to non-core real estate in Aurora, Ontario, Canada.

Reconciliation of EBITDA to Net Loss
	Three months ended December 31, 2006
	Racing and Gaming	Real Estate and
	Operations	Other Operations	Total
EBITDA (loss) from continuing operations	$8,981	$(1,936)	$7,045
Interest expense (income), net	15,582	(21)	15,561
Depreciation and amortization	12,644	7	12,651
Loss from continuing operations before income taxes	$(19,245)	$(1,922)	(21,167)
Income tax benefit			(8,676)
Net loss from continuing operations			(12,491)
Net income from discontinued operations			8
Net loss			$(12,483)

	Three months ended December 31, 2005
	Racing and Gaming	Real Estate and
	Operations	Other Operations	Total
EBITDA loss from continuing operations	$(17,437)	$(1,535)	$(18,972)
Interest expense (income), net	9,907	430	10,337
Depreciation and amortization	9,076	175	9,251
Loss from continuing operations before income taxes	$(36,420)	$(2,140)	(38,560)
Income tax benefit			(2,088)
Net loss from continuing operations			(36,472)
Net loss from discontinued operations			(3,261)
Net loss			$(39,733)

	Year ended December 31, 2006
	Racing and Gaming	Real Estate and
	Operations	Other Operations	Total
EBITDA (loss) from continuing operations	$12,660	$(363)	$12,297
Interest expense (income), net	61,241	(539)	60,702
Depreciation and amortization	43,703	199	43,902
Loss from continuing operations before income taxes	$(92,284)	$(23)	(92,307
Income tax benefit			(7,124)
Net loss from continuing operations			(85,183)
Net loss from discontinued operations			(2,168)
Net loss			$(87,351)

	Year ended December 31, 2005
	Racing and Gaming	Real Estate and
	Operations	Other Operations	Total
EBITDA loss from continuing operations	$(33,913)	$(224)	$(34,137)
Interest expense (income), net	33,274	(448)	32,826
Depreciation and amortization	36,017	223	36,240
Income (loss) from continuing operations before income taxes	$(103,204)	$1	(103,203)
Income tax benefit			(1,239)
Net loss from continuing operations			(101,964)
Net loss from discontinued operations			(3,329)
Net loss			$(105,293)

15.       Subsequent Events

[a]          On February 21, 2007, the Company filed a shelf registration statement on Form S-3 (the “U.S. Registration Statement”) with the United States Securities and Exchange Commission (the “SEC”) and a preliminary short form base shelf prospectus (the “Canadian Prospectus”) with the securities commissions in each of the Provinces in Canada (collectively, the “Canadian Securities Commissions”).  After the U.S. Registration Statement is declared effective by the SEC and the Canadian Prospectus receives a final receipt by the Canadian Securities Commissions, the Company will be able to offer to sell up to U.S. $500.0 million of equity securities (including stock, warrants, units and, subject to filing a Canadian rights offering circular or prospectus with the Canadian Securities Commissions, rights) from time to time in one or more public offerings or other offerings.

[b]         On February 9, 2007, the Company repaid in full a term loan facility of Euros 15.0 million (U.S. $19.8 million), which was scheduled to mature on that date.

[c]          On February 7, 2007, MID acquired all of the Company’s interests and rights in a 34 acre parcel of residential development land in Aurora, Ontario, Canada for cash consideration of Cdn. $12.0 million (U.S. $10.1 million) and a 64 acre parcel of excess land at Laurel Park in Howard County, Maryland for cash consideration of U.S. $20.0 million.  In addition, the Company has been granted a profit participation right in respect of each property under which it is entitled to receive 15% of net proceeds from any sale or development after MID achieves a 15% internal rate of return.

[d]         On January 18, 2007, the Company announced that the 2007 race meet will be the last meet that MI Racing, Inc. will run at Great Lakes Downs.  For the year ended December 31, 2006, Great Lakes Downs incurred a loss before income taxes of $1.8 million.